Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                               TOFUTTI BRANDS INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                         13-3094658
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

50 Jackson Drive Cranford, New Jersey                         07016
(Address of Principal Executive Offices)                   (Zip Code)

                             1993 STOCK OPTION PLAN
                            (Full title of the plan)

                                   Steven Kass
                Secretary, Treasurer and Chief Financial Officer
                               TOFUTTI BRANDS INC.
                                50 Jackson Drive
                           Cranford, New Jersey 07016
                     (Name and address of agent for service)

                                 (908) 272-2400
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                            Steven J. Glusband, Esq.
                            CARTER, LEDYARD & MILBURN
                                  2 Wall Street
                            New York, New York 10005
                                 (212) 732-3200



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



                         CALCULATION OF REGISTRATION FEE

                                                        Proposed              Proposed
                                                        maximum               maximum
Title of securities         Amount to be             offering price           aggregate                Amount of
 to be registered            registered                per share            offering price          registration fee
 ----------------            ----------                ---------            --------------          ----------------
Common Stock,
par value $0.01 per
share                       170,000 shares               $0.9375(1)          $159,375.00                 $47.02
Common Stock,
par value $0.01 per
share                       180,000 shares               $0.756 (1)          $136,080.00                 $40.14
Common Stock,
par value $0.01 per
share                       570,000 shares               $0.6875(1)          $391,875.00                $115.60
Common Stock,
par value $0.01 per
share                        80,000 shares               $1.031 (1)           $82,480.00                 $24.33


Totals                     1,000,000 shares                   --             $769,810.00                $227.09
                           =========                                         ===========                =======


(1) Calculated pursuant to Rule 457(h) on the basis of the price at which outstanding options under the amended 1993 Stock Option Plan may be exercised.

                                   ----------

     This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.





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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference the following documents into this Registration Statement:

     (a) The Registrant's Annual Report on Form 10-KSB for the fifty-two (52) weeks ended December 28, 1996.

     (b) The Registrant's Quarterly Reports on Form 10-QSB for each of the thirteen weeks ended March 29, 1997, June 28, 1997, and September 27, 1997.

     (c) The description of the Registrant's Common Stock contained in any registration statement or report of the Registrant filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

     Not required, inasmuch as the Registrant's Common Stock is registered under
Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145(a) of the General Corporation Law of the State of Delaware (the "Law") provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or



                                       -3-

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officer of the corporation.  Such indemnity may be against  expenses  (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; with respect to any criminal action or proceeding, the indemnitee must not have had reasonable cause to believe his conduct was unlawful.

     Section 145(b) of the Law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which a person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     Section 145(g) of the Law provides in general that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the Law.

     Section 9.1 of the Registrant's By-Laws provides that the Registrant shall indemnify its directors and officers to the fullest extent and in the manner set forth in and permitted by the Law, and any other applicable law, from time to time in effect, and that such right of indemnification shall not be deemed exclusive of any other rights to which the Registrant's directors and officers may be entitled. Section 9.3 of the Registrant's By-Laws, which deals with the Registrant's power to purchase and maintain liability insurance on behalf of the Registrant's directors and officers, is substantially the same as the above mentioned Section 145(g) of the Law.

     Section 2 of the Registrant's 1993 Stock Option Plan provides that each member of the Board of Directors, or Committee thereof administering the Plan, shall be indemnified and held harmless by the Registrant against any cost or expense (including counsel fees) reasonably incurred by him or liability
(including any sum paid in settlement of a claim with the approval of the Registrant) arising out of any act or omission to act in connection with the Plan unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the members may have



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



as directors or otherwise under the By-Laws of the Registrant, any agreement, vote of stockholders or disinterested directors, or otherwise.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     Exhibit No.

4    - Amended Tofutti Brands Inc. 1993 Stock Option Plan

5    - Opinion of Carter, Ledyard & Milburn regarding legality of the securities offered

23.1 - Consent of Carter, Ledyard & Milburn (included in Exhibit 5).

23.2 - Consent of KPMG Peat Marwick LLP

24   - Powers of Attorney (see page 7 of this registration statement)

Item 9. Undertakings.

     (1) The undersigned Registrant small business issuer hereby undertakes:

          (a) To file, during any period in which it offers securities or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated herein by reference;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated herein by reference;



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



               (iii) to include any additional material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b) For the purpose of determining any liability under the Securities Act of 1933, to treat each such post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of filing a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Cranford, State of New Jersey, on March 24,1998.


                               TOFUTTI BRANDS INC.


                               By: /s/David Mintz
                                   --------------
                                   David Mintz
                                   Chairman of the Board and
                                   Chief Executive Officer


                                   ----------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Kass and David Mintz, and each of them severally, his true and lawful attorney-in-fact, or attorneys-in-fact each with power to act with or without the other, and with power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of Tofutti Brands Inc., any and all amendments to this registration statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed on March 24, 1998, by the following persons in the capacities indicated.


Signature                                          Title
---------                                          -----


 /s/David Mintz
 --------------                           Chairman of the Board of Directors
 David Mintz                                and Chief Executive Officer








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




 /s/Steven Kass
 --------------                        Secretary, Treasurer and Chief Financial
 Steven Kass                           Officer


 --------------                        Director
 Bernard Koster


 /s/Reuben Rapoport
 ------------------                    Director
 Reuben Rapoport


 ---------------                       Director
 Franklyn Snitow



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                                  EXHIBIT INDEX


Exhibit No.              Description                               Page Number
-----------              -----------                               -----------

4    Amended Tofutti Brands Inc. 1993 Stock Option Plan.............

5    Opinion of Carter,  Ledyard & Milburn regarding  legality
     of the securities offered......................................

23.1  Consent of Carter, Ledyard & Milburn (included in
      Exhibit 5)....................................................

23.2  Consent of KPMG Peat Marwick LLP..............................

24    Powers of Attorney (see page 7 of this registration
      statement)....................................................